EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Third Quarter 2025 Conference Call
November 5, 2025
10 a.m. CT

Introductory Comments – Allison Beach
Good morning and welcome to today’s conference call to review results for Ashford Hospitality Trust for the third quarter of 2025 and to update you on recent developments. On the call today will be: Stephen Zsigray, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 4, 2025, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the third quarter ended September 30, 2025 with the third quarter ended September 30, 2024.
I will now turn the call over to Stephen Zsigray. Please go ahead.
Introduction – Stephen Zsigray
Good morning, everyone, and thank you for joining us today. After my introductory comments, Deric will review our third quarter financial results, and then Chris will provide an operational update on our portfolio.
Our third quarter performance was highlighted by comparable Hotel EBITDA growth of 2.0%. With continued macroeconomic headwinds driving RevPAR declines and pressuring margins industry-wide in the quarter, we’re very pleased with our resilient operating performance, which reflects the impact of the strategic decisions our team has made over the past several quarters and the strength of our high-quality, geographically diverse portfolio.

In late 2024, we announced a transformative initiative aimed at driving $50 million in run-rate EBITDA improvement that we refer to as “GRO AHT.” Realizing outsized improvement in property-level performance is critical to achieving that goal. Despite challenging industry conditions, we are continuing to see the benefits of the tremendous efforts that our asset management team and property managers have made to drive total revenue growth while aggressively managing operating expenses.
In addition to solid property-level performance, we’ve also benefited from a number of corporate cost-saving measures that our advisor, Ashford Inc. has implemented for Ashford Trust. Several GRO AHT initiatives remain underway, and we’ve seen meaningful impact from these efforts through the third quarter. Year-to-date, despite dispositions accounting for a $65.5 million decline in total hotel revenue compared to the prior year, Corporate Adjusted EBITDAre declined just $10.1 million.
We have also continued to make improvements to our capital structure. In July, we extended our Highland mortgage loan secured by 18 hotels. The extension provides for an initial maturity in January 2026 and an additional six-month extension option, subject to the satisfaction of certain conditions, with a final maturity date in July 2026. Following substantial tightening in CMBS spreads over the past several months, we are actively pursuing a longer term refinancing of this loan and recently completed a refinancing of the Renaissance Nashville that we expect to save the Company $2-3 million per year in interest expense.
Lastly, we’ve continued to make progress on strategic dispositions. Reflecting our continued focus on creating shareholder value via multiple avenues, in early August we completed the previously announced sale of the Hilton Houston NASA Clear Lake for $27 million and the sale of the Residence Inn Evansville for $6 million. Separately, during the quarter, we signed a definitive agreement to sell the 150-room Residence Inn San Diego Sorrento Mesa for $42.0 million or $280,000 per key. The sale was completed in October. Combined, these three sales achieved a very attractive blended cap rate of 5.3% on trailing 12-months net operating income. With the majority of sales proceeds applied to paying off mortgage debt, we expect these sales to improve annualized cash flow after debt service by approximately $2 million. We also expect to save an additional $36 million in projected capital expenditures that would have been spent on these assets in the coming years.
We have also identified several additional potential asset sales that we believe could have a similarly positive impact on leverage, cash flow after debt service, and future capital expenditures. While we may not ultimately transact on all of them, we currently have 8 additional assets being marketed for sale and have potential buyers conducting diligence on 2 off-market transactions.
Looking ahead to the remainder of 2025 and into early 2026, we expect to benefit significantly from recent and potential future interest rate cuts. With approximately $2.5 billion of floating rate debt and none of our interest rate caps currently in the money, each 25 basis point cut in interest rates would save the company over $6 million in annual interest expense, or approximately $1 per fully diluted share. That said, we remain focused on controlling what we can control by driving outsized performance while strengthening our capital structure and exploring opportunistic dispositions to better position the company moving forward.
I will now turn the call over to Deric to review our third quarter financial performance.
Financial Review – Deric Eubanks
Thanks, Stephen.

For the third quarter, we reported a net loss attributable to common stockholders of $(69.0) million, or $(11.35) per diluted share.
For the quarter, we reported AFFO per diluted share of negative $(2.85).
Adjusted EBITDAre for the quarter was $45.4 million.
At the end of the third quarter, we had $2.6 billion of loans with a blended average interest rate of 8.0%. Approximately 5% of our debt is fixed and 95% is floating.
We ended the quarter with cash and cash equivalents of $81.9 million and restricted cash of $166.9 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. Our restricted cash increased $12 million from the previous quarter and the vast majority of that cash is set aside for future capital expenditures. At the end of the quarter, we also had $27.4 million due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We ended the quarter with net working capital of approximately $144.3 million.
As of September 30, 2025, our consolidated portfolio consisted of 70 hotels with 16,876 net rooms.
Our share count currently stands at approximately 6.3 million fully diluted shares outstanding, which is comprised of 6.2 million shares of common stock and 0.1 million OP units.
While we are currently paying our preferred dividends quarterly or monthly, we do not anticipate reinstating a common dividend in 2025.
This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
Third quarter Comparable Hotel RevPAR decreased 1.5% and Comparable Total Revenue increased 0.2% compared to the prior year period. Additionally, during the third quarter, Comparable Hotel EBITDA grew 2.0% compared to the prior year period. We continue to collaborate closely with our property managers on initiatives designed to enhance profitability—driving high-margin ancillary revenue growth and achieving meaningful expense reductions across the portfolio. These revenue streams grew by approximately $1.7 million during the third quarter compared to the prior year period. Additionally, labor efficiency improved 2.6% on a per-occupied-room basis compared to the prior year period. These improvements underscore the strong execution of our strategy to drive higher-margin, diversified revenue, and sustained profitability gains. Government room nights declined approximately 18.8% during the third quarter compared to the prior year period. The Washington D.C. market represents just over 14.0% of our total key count. Excluding the Washington D.C. market, third quarter Comparable Hotel RevPAR was down 0.3%, which outperformed the broader U.S. Upper Upscale segment. Additionally, several one-time events that benefited our portfolio performance in 2024 further muted performance in 2025, such as the 2024 Democratic National Convention in Chicago and closure of a major convention center in Austin this year, creating additional headwinds for certain properties this quarter. Despite these headwinds, during the third quarter, our portfolio was successful in expanding Hotel EBITDA margin by 46 basis points compared to the prior year period.

Group room revenue is currently pacing ahead 0.5% for the full year 2025 compared to the prior year. During the third quarter, Group Revenue decreased 0.4% compared to the prior year period. Excluding the Washington D.C. market, Group room revenue increased 1.3% during the third quarter compared to the prior year period, underscoring the strength of demand across the portfolio. Our Resort assets performed particularly well during the third quarter with Group room revenue having increased 11.0% compared to the prior year period. A standout performer was the Renaissance Palm Springs, our highest group volume resort property, which achieved a 34.5% increase in Group room revenue during the third quarter compared to the prior year period. Proactive prospecting and strong partnerships with Visit Greater Palm Springs led to key group wins. Looking ahead to the fourth quarter of 2025, the portfolio’s Group demand remains strong, with Group room revenue pacing ahead 4.4% to the prior year period. Additionally, our sales pipeline is strengthening, with Group leads increasing compared to the prior year quarter. We expect strong Group demand across the portfolio in 2026, supported by a robust pipeline of event-driven opportunities, most notably the 2026 FIFA World Cup. This global event is anticipated to deliver a significant boost to host-city economies next summer, and approximately 42.0% of our portfolio’s room count are located within these markets, positioning us well to capture the anticipated surge in demand.
Our “GRO AHT” initiative has driven meaningful operational and financial improvements across the portfolio. As mentioned earlier, third quarter Hotel EBITDA margin expanded by approximately 46 basis points compared to the prior year period. Additionally, Other Revenue increased 9.0% on a per-occupied-room basis, reflecting continued success in our efforts to capture ancillary revenue opportunities. The “GRO AHT” initiative is a strategic framework aimed at improving Hotel EBITDA and portfolio profitability through stronger cost controls and more diverse revenue generation. In collaboration with our largest property manager, Remington, and our key brand partners, we have continued to execute a focused strategy aimed at expanding high-margin revenue streams and driving greater operational efficiency throughout the portfolio. These efforts include new ancillary revenue streams, improved Food and Beverage margin performance plan, and cuts to contracted services and centralized overhead allocated to the Company. These targeted initiatives have been instrumental in mitigating the effects of softer market conditions and preserving overall portfolio performance.
I would like to highlight a few additional third quarter success stories from across our portfolio. Both the Atlanta and Dallas–Fort Worth markets delivered solid performances during the third quarter, reflecting healthy demand and disciplined operational execution. In the Atlanta market, during the third quarter, Total Revenue increased 3.7% and Hotel EBITDA improved 7.9%, underscoring the effectiveness of our Asset Management team and their continued focus on cost control and margin expansion. The Ritz-Carlton, Atlanta located in the heart of downtown Atlanta, was a standout performer, achieving a 13.0% increase in Hotel EBITDA during the third quarter compared to the prior year period. Recent changes in commercial leadership have driven improved operational focus and strategic execution. The team has concentrated on Transient and Retail growth initiatives, and revenues for these segments have increased 10.9% and 42.6%, respectively, compared to the prior year period, helping to offset softness in Group demand. The property also continues to strengthen its positioning as the only true luxury destination in the heart of downtown Atlanta, reinforcing The Ritz-Carlton brand’s presence in this key urban market. Similarly, the Dallas–Fort Worth market delivered steady gains, with transient growth across retail, corporate, and leisure segments. Our hotels in the market reported a 19.9% increase in Hotel EBITDA. The Embassy Suites Dallas Galleria, which completed a comprehensive guest room renovation in late 2024, delivered a standout performance during the third quarter—achieving RevPAR growth of 22.5% and Hotel EBITDA growth of 638.7%

compared to the prior year period. We are encouraged by the continued growth trajectory of this asset and the strong early returns on the capital we have invested following the renovation.
Moving to capital expenditures, during the third quarter of 2025, we completed the renovation of the restaurant and meeting space at the Hilton Garden Inn Austin, aimed at modernizing the property and fully leveraging its premier downtown location. Model rooms were also completed at both the Sheraton Anchorage and Sheraton Mission Valley, supporting our planned strategic conversions of these assets to Hyatt Regency hotels. Additionally, we began a guestrooms renovation at the Hilton Garden Inn Virginia Beach to elevate guest experience and support the brand franchise agreement renewal. Later this year, we plan to start the public space renovation at Sheraton Anchorage to support the strategic brand conversion into a Hyatt Regency hotel, along with public space enhancements at Westin Princeton and Courtyard Bloomington in alignment with brand franchise agreement renewals. These initiatives reflect our disciplined capital deployment strategy and continued focus on long-term value creation through portfolio quality and brand alignment. For 2025, we anticipate spending between $70–$80 million on capital expenditures.
In summary, our GRO AHT initiatives continue to deliver meaningful Hotel EBITDA growth, supported by a disciplined capital investment strategy that aligns with our long-term value creation goals. As we look ahead, we remain focused on driving sustained performance and enhancing the long-term value of our portfolio for our shareholders.
That concludes our prepared remarks. We will now open up the call for Q&A.
Conclusion – Post Q&A
Stephen Zsigray
Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.
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